Exhibit 99.1

CITIC Capital Acquisition Corp. Announces the Separate Trading of its Class A Ordinary

Shares and Warrants, Commencing on or about April 2, 2020

March 30, 2020 — CITIC Capital Acquisition Corp. (NYSE: CCAC.U) (“CITIC” or the “Company”) announced that holders of the units sold in the Company’s initial public offering of 27,600,000 units completed on February 13, 2020 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about April 2, 2020. Any units not separated will continue to trade on The New York Stock Exchange under the symbol “CCAC.U”, and each of the Class A ordinary shares and warrants will separately trade on The New York Stock Exchange under the symbols “CCAC” and “CCAC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

CITIC Capital Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to search globally for companies in the energy efficiency, clean technology and sustainability sectors, with a focus on companies that the Company believes can be positioned for success in China, as well as other markets in Asia and beyond.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC at Attn: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, by telephone at (800) 221-1037 or by email at usa.prospectus@credit-suisse.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:

Fanglu Wang, Chief Executive Officer

+86 10 5802 3889